Fiscal Year 2017
Third Quarter Financial Results



November 8, 2017

Q3 2017
A Message from our CEO

School Specialty

"Through the first nine months of fiscal 2017, our gross margins and operating expenses are tracking better than our internal plan and we continue to take actions to improve our platform, lower our cost structure, and grow the bottom-line. While we are experiencing modest revenue growth, customers in many states across the U.S. have been impacted by budget uncertainty, delays and, in some cases, reductions. While 2017 has been particularly challenging in that regard, our outlook for 2018 and the years ahead remains positive, especially as we continue to build out our team-selling model, refine our unique 21st Century Safe School value proposition and expand our offering and market reach. For the full year, we remain confident in our outlook and expect to perform at the high end of our Adjusted EBITDA range and deliver another year of strong cash flow."

"Our balance sheet continues to strengthen and with our debt refinancing completed earlier this fiscal year, we have not only lowered our capital costs, but added flexibility to pursue accretive acquisitions, joint ventures and other partnerships to enhance our customer value proposition. The recent acquisition of Triumph Learning is an example of this and that integration is going well. Each day we uncover new opportunities to improve our business and there's a lot of excitement building at School Specialty. We're investing with the future in mind and balancing our focus on delivering near-term results while positioning SSI for long-term success."

- Joe Yorio, President and Chief Executive Officer

Fiscal Year 2017: Third Quarter Financial Review

School Specialty

- **In assessing the Q3 results, it is important to understand the impact of the 1-week calendar shift.**
  - Q3 2017 represents the 13-week period from July 2, 2017 to September 30, 2017; whereas Q3 2016 represents the 13-week period from June 26, 2016 to September 24, 2016.
  - As we enter/exit the "peak" season, orders build each week through approximately Labor Day and then decline gradually thereafter. This pattern is particularly consistent in the Supplies product line, which is broad, recurring and transactional in nature.
  - Within Supplies, the last week in September is approximately $3.0 million lower than the last week in June; while the one-week shift does impact the other categories, it is most significant in Supplies.
  - When assessing the quarterly results, it is important to take into consideration the week "shift". Year-to-date results are a better indicator of YOY trends.

- **Revenue of $288.6 million vs. $301.6 million, a decrease of $12.9 million or 4.3%.**
  - Distribution segment revenue of $264.8 million decreased by $11.1 million or 4.0%. The YOY decline, particularly for Supplies and Agendas, was amplified by the 1-week shift in the fiscal calendar.
  - On a comparable calendar week basis, bookings for the Distribution Segment were down 2.5% in the quarter due to factors surrounding education budgets.
  - Furniture was particularly strong in the quarter, as revenues were up 4.6%.
  - Revenues from Triumph Learning ("TL") products were $3.2 million (reported within the Instruction & Intervention ("I&I") product line). While I&I performance was essentially flat excluding TL, bookings strengthened in the quarter and we expect a strong Q4.
  - Curriculum segment revenue of $23.9 million decreased by $1.8 million or 6.9%. The decline is primarily timing-related, as bookings were up substantially in the quarter. Several large orders are expected to ship in the fourth quarter of 2017, whereas the third quarter of 2016 included a number of larger orders.

- **Gross margins of 37.1% vs. 37.0%, an increase of 10 basis points ("bps").**
  - Distribution segment margins of 35.3% vs. 35.5%, a decline of 20 bps; as expected, lower rates in certain product line gross margins, primarily in the Supplies and AV Tech lines, resulted in 20 bps of the gross margin decline. *Overall, Distribution segment gross margins continue to perform modestly better than plan.*
  - Curriculum segment gross margins of 57.5% vs. 53.7%, an improvement of 380 bps. Lower product development amortization expenses drove approximately 250 bps of the gross margin improvement. *Overall, Curriculum segment gross margins continue to perform ahead of plan.*

Fiscal Year 2017:
Third Quarter Financial Review

School Specialty

- **Selling, general and administrative ("SG&A") expenses of $64.7 million vs. $64.5 million, an increase of $0.2 million or 0.5%.**
  - SG&A costs related to Triumph Learning were $2.4 million in the quarter, which includes $0.9 million of transaction-related and integration expenses; adjusting for this, SG&A was down $2.2 million on a comparable basis.
  - Variable SG&A costs declined by $3.2 million through a combination of lower volumes and more effective expense management programs; variable SG&A declined as a percentage of revenue.
  - Timing-related increases in catalog and other selling and marketing costs (+$1.2 million) were partially offset by lower costs for professional fees and outside services (-$0.5 million).
  - *Overall, SG&A expenses continue to trend better than plan.*
  - As a % of revenue, overall SG&A increased from 21.4% of revenue to 22.4%.

- **Operating income of $42.3 million vs. operating income of $47.0 million / Net income of $34.1 million vs. net income of $42.9 million.**
  - The YOY operating income decline was driven primarily by lower revenue in the fiscal 2017 quarter as gross margins and SG&A as reported were largely unchanged.
  - The net income variance includes the prior year gain from the sale of unconsolidated affiliate ($9.1 million) offset by a $4.2 million reduction in the provision for income taxes.
  - Interest expense in Q3 2017 was down $1.0 million or 21.1%, YOY.

- **Adjusted EBITDA of $48.7 million vs. Adjusted EBITDA of $52.9 million, a decline of $4.2 million.**
  - While Q3 EBITDA is down vs. PY, full year Adjusted EBITDA is expected to be near the high-end of the guidance range; excluding the impact of TL, performance is trending to the mid-point of the guidance range.
  - Booking trends were improving entering Q4 and this has been sustained to date, particularly in Supplies, I&I, Furniture, and Science.
  - We expect gross margins to be favorable to expectations for the year with further SG&A favorability in Q4.
  - The TL acquisition is expected to account for approximately 1% of revenue in FY 2017.

Fiscal Year 2017:
3rd Quarter Revenue Review

School Specialty

($ amounts in thousands)	2017 Q3	2016 Q3	Change	% Change
Supplies	$ 124,876	$ 136,172	$ (11,296)	-8.3%
Furniture	88,840	84,971	3,869	4.6%
Instruction & Intervention	17,468	14,183	3,285	23.2%
AV Tech	4,331	4,443	(112)	-2.5%
Agendas	26,623	34,023	(7,400)	-21.7%
Freight Revenue	4,680	4,453	227	5.1%
Customer Allowances / Discounts	(2,043)	(2,321)	278	-12.0%
Total Distribution Revenues	**$ 264,775**	**$ 275,924**	**$ (11,149)**	**-4.0%**
Science	23,866	25,645	(1,779)	-6.9%
Total Curriculum Revenues	**$ 23,866**	**$ 25,645**	**$ (1,779)**	**-6.9%**
Total Consolidated Revenues	**$ 288,641**	**$ 301,569**	**$ (12,928)**	**-4.3%**

- ***Supplies*** revenue decreased by $11.3 million or 8.3%. Approximately $3.0 million of the decline was related to the 1-week calendar shift; approximately $1.0 million of the decline was related to a reclassification of certain items from Supplies to Furniture; we exited Q3 with a $1.5 million of higher open order position. The balance of approximately $5.8 million can be attributed to weaker bookings trends in the quarter due to education budget uncertainties.
- ***Furniture*** revenue increased $3.9 million or 4.6%; loose furniture and projects furniture revenue increased by 2.0% and 8.7%, respectively. Furniture benefited by the $1.0 million product reclassification referenced above.
- ***I&I*** category revenue increased by $3.3 million or 23.2%; the Triumph Learning acquisition added $3.2 million in revenue in FY17 Q3. Bookings have picked up in Q4 and we expect to finish the year with modest organic growth.
- ***A/V Tech*** category declined by $0.1 million or 2.5%; tracking roughly in line with PY and plan; continued focus on improving offering for FY18.
- ***Agendas*** category declined by $7.4 million or 21.7%; 1-week calendar shift and continued decreasing demand for paper-based products drove YOY declines.
- **Science (Curriculum)** category revenue declined by $1.8 million or 6.9% due to YOY timing shift for certain large orders; demand for FOSS offering remains strong; expect strong Q4 for Science.

Fiscal Year 2017: YTD Revenue Review

School Specialty

($ amounts in thousands)	YTD 2017	YTD 2016	Change	% Change
Supplies	$ 260,223	$ 264,561	$ (4,338)	-1.6%
Furniture	154,209	140,643	13,566	9.6%
Instruction & Intervention	33,879	30,625	3,254	10.6%
AV Tech	13,617	13,680	(63)	-0.5%
Agendas	33,530	40,577	(7,047)	-17.4%
Freight Revenue	8,108	7,042	1,066	15.1%
Customer Allowances / Discounts	(5,524)	(4,720)	(804)	17.0%
Total Distribution Revenues	**$ 498,042**	**$ 492,408**	**$ 5,634**	**1.1%**
Science	47,886	48,744	(858)	-1.8%
Total Curriculum Revenues	**$ 47,886**	**$ 48,744**	**$ (858)**	**-1.8%**
Total Consolidated Revenues	**$ 545,928**	**$ 541,152**	**$ 4,776**	**0.9%**

- ***Supplies*** category revenue is down $4.3 million or 1.6% YTD. YTD impact of product reclassifications (Supplies to Furniture) is approximately $1.8 million. Bookings (comparable calendar weeks) are showing improvement in Q4 to date. However, the comparability of Q4 performance will be impacted by the fact that 2016 had 53 weeks. This will be most pronounced in the Supplies product line.
- ***Furniture*** category revenue increased $13.6 million or 9.6%; both loose furniture and projects furniture revenue increased YOY by 7.2% and 15.2% respectively. The outlook for solid full year growth in Furniture remains intact.
- ***I&I*** category revenue increased by $3.3 million or 10.6%; Triumph Learning acquisition added $3.2 million in revenue; strong bookings and receptivity to new products, coupled with new Triumph Learning impact, driving optimism and momentum in the category.
- ***A/V Tech*** category roughly flat with PY period and tracking in line with plan.
- ***Agendas*** category declined by $7.0 million or 17.4%; selling season essentially finished; category remains under-pressure, however, current year declines exacerbated by internal challenges associated with operating model transition, which have largely been resolved.
- **Science (Curriculum)** category revenue declined by $0.9 million or 1.8%; despite fewer large state adoption opportunities in FY17, strong interest in FOSS in other channels and open territory states is fueling above plan performance; category will exceed plan for full year.

Fiscal Year 2017
Third Quarter and Nine-Month SG&A Review

School Specialty

	Q3		YTD	
	2017	2016	2017	2016
Total SG&A costs	$ 64,694	$ 64,454	$ 163,882	$ 164,977
Less:				
D&A	2,920	2,793	9,307	10,690
Stock-based compensation	572	449	1,663	1,165
FX (gain) loss	40	81	19	(664)
SG&A for Triumph Learning	1,546	-	1,546	-
Restructuring-related	1,039	564	2,931	2,143
Normalized SG&A	$ 58,577	$ 60,567	$ 148,416	$ 151,643
change		$ 1,990		$ 3,227
		-3.3%		-2.1%

	Q3	YTD
Reconciliation of YOY changes in Normalized SG&A:		
Increase/(Decrease) in YOY Normalized SG&A (noted above)	$ (1,990)	$ (3,227)
Variable SG&A change attributable to volume	(1,134)	133
Volume adjusted (decrease) in Normalized SG&A	$ (856)	$ (3,360)
Other Changes to Normalized SG&A		
SG&A reductions related to Variable SG&A efficiencies	$ (2,111)	$ (3,788)
Reduction in non-variable compensation & benefits	(291)	(815)
Reductions in Catalog	441	(1,220)
Incremental marketing and selling costs	779	1,543
Changes in all other SG&A costs	326	920
Change in Normalized SG&A costs	$ (856)	$ (3,360)

SG&A Analysis

- Continued focus on managing expenses, while making strategic investments in the business.
- Adjusting for D&A, stock-based compensation, FX (gain) loss and restructuring-related expenses, Q3 and YTD Normalized SG&A declined by 3.3% and 2.1%, respectively.
- Additional Q3 expenses to support marketing and sales initiatives led to $1.2 million increase in Normalized SG&A costs; $3.4 million reduction YTD primarily a result of expense controls.
- Overall SG&A YTD down $1.1 million or 0.9%, despite YOY increases in health and benefit costs, 401(k) costs, increased transportation rates, and the impact of Triumph Learning acquisition.
- Company anticipates further improvements over the coming years as it benefits from Process Excellence initiatives, as well as greater efficiencies related to IT system upgrades.

Consolidated Combined Statement of Operations

SCHOOL SPECIALTY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	For the Three Months Ended		For the Nine Months Ended	
	September 30, 2017	September 24, 2016	September 30, 2017	September 24, 2016
Revenues	$ 288,641	$ 301,569	$ 545,928	$ 541,152
Cost of revenues	181,513	190,011	343,782	338,530
Gross profit	107,128	111,558	202,146	202,622
Selling, general and administrative expenses	64,694	64,454	163,882	164,977
Facility exit costs and restructuring	138	93	354	642
Operating income	42,296	47,011	37,910	37,003
Other expense (income):				
Interest expense	3,537	4,488	11,783	13,333
(Gain) on sale of unconsolidated affiliate	-	(9,090)	-	(9,090)
Loss on early extinguishment of debt	-	-	4,298	-
Change in fair value of interest rate swap	-	(95)	-	(271)
Income before provision from income taxes	38,759	51,708	21,829	33,031
Provision for income taxes	4,614	8,813	4,321	4,425
Net income	$ 34,145	$ 42,895	$ 17,508	$ 28,606
Weighted average shares outstanding:				
Basic	7,000	7,000	7,000	7,000
Diluted	7,025	7,000	7,023	7,000
Net Income per Share:				
Basic	$ 4.88	$ 6.13	$ 2.50	$ 4.09
Diluted	$ 4.86	$ 6.13	$ 2.49	$ 4.09

Adjusted EBITDA Comparisons

SCHOOL SPECIALTY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	For the Three Months Ended		For the Nine Months Ended	
	September 30, 2017	September 24, 2016	September 30, 2017	September 24, 2016
Adjusted Earnings before interest, taxes, depreciation, amortization, bankruptcy-related costs, restructuring and impairment charges (EBITDA) reconciliation:				
Net income	$ 34,145	$ 42,895	$ 17,508	$ 28,606
Provision for income taxes	4,614	8,813	4,321	4,425
Restructuring costs (1)	138	93	354	642
Restructuring-related costs incl in SG&A (2)	1,039	564	2,931	2,143
Gain on sale of unconsolidated affiliate	-	(9,090)	-	(9,090)
Change in fair value of interest rate swap	-	(95)	-	(271)
Loss on early extinguishment of debt	-	-	4,298	-
Depreciation and amortization expense	2,952	2,793	9,425	10,714
Amortization of development costs	1,691	1,954	3,973	5,029
Net interest expense	3,537	4,488	11,783	13,333
Stock-based compensation	572	449	1,663	1,166
Adjusted EBITDA	$ 48,688	$ 52,864	$ 56,256	$ 56,697

Notes:

1. YTD Restructuring costs of $0.4 million relate entirely to severance associated with eliminated positions.
2. The majority of the $2.9 million of Restructuring-related costs included in SG&A relate to process previously undertaken to explore strategic alternatives ($0.7M) and the transaction and integration-related costs for Triumph Learning ($0.9M). The balance of the costs primarily relate to the consolidation of a third-party fulfillment center.

School Specialty®

Balance Sheet Review



Consolidated Balance Sheet Comparison

SCHOOL SPECIALTY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Thousands, Except Share and Per Share Amounts)

	September 30, 2017	September 24, 2016
ASSETS		
Current assets:		
Cash and cash equivalents	$ 8,167	$ 7,349
Accounts receivable, less allowance for doubtful accounts	162,343	172,078
Inventories, net	84,250	84,848
Deferred catalog costs	2,924	2,563
Prepaid expenses and other current assets	15,357	13,238
Refundable income taxes	6	-
Total current assets	$ 273,047	$ 280,076
Property, plant and equipment, net	33,884	28,722
Goodwill	31,437	21,588
Intangible assets, net	32,347	35,950
Development costs and other	18,487	15,757
Deferred taxes long-term	150	5
Total assets	$ 389,352	$ 382,098

	September 30, 2017	September 24, 2016
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities:		
Current maturities - long-term debt	$ 56,142	$ 50,637
Accounts Payable	38,352	43,970
Accrued compensation	9,199	13,266
Accrued Income Tax Payable	3,367	3,471
Deferred revenue	5,592	3,547
Other accrued liabilities	20,019	18,801
Total current liabilities	132,671	133,692
Long-term debt - less current maturities	138,817	136,686
Other liabilities	169	95
Total liabilities	271,657	270,473
Stockholders' equity:		
Common stock, $0.001 par value per share, 50,000,000 shares authorized; 7,000,000 shares outstanding	7	7
Capital in excess of par value	122,512	120,399
Accumulated other comprehensive loss	(1,379)	(1,669)
Retained earnings (accumulated deficit)	(3,445)	(7,112)
Total stockholders' equity	117,695	111,625
Total liabilities and stockholders' equity	$ 389,352	$ 382,098

Balance Sheet Review - Working Capital

($ amounts in millions)	March 2017	March 2016	March 2015	March 2014	June 2017	June 2016	June 2015	June 2014	September 2017	September 2016	September 2015	September 2014	December 2016	December 2015	December 2014
Accounts Receivable	$ 54.5	$ 51.4	$ 50.1	$ 50.0	$ 87.5	$ 78.7	$ 75.5	$ 76.8	$ 162.3	$ 172.1	$ 174.2	$ 165.1	$ 61.7	$ 58.4	$ 61.0
Inventories	$ 98.1	$ 92.4	$ 87.8	$ 83.0	$ 124.9	$ 128.7	$ 131.0	$ 118.7	$ 84.3	$ 84.8	$ 89.0	$ 75.2	$ 73.6	$ 76.2	$ 75.2
Prepaid expense and other current assets	$ 11.9	$ 12.7	$ 17.3	$ 14.5	$ 19.2	$ 24.5	$ 13.9	$ 18.5	$ 15.4	$ 13.2	$ 14.8	$ 17.5	$ 12.0	$ 13.1	$ 16.6
Accounts Payable	$ 36.8	$ 39.8	$ 26.5	$ 27.9	$ 59.1	$ 62.0	$ 47.3	$ 46.2	$ 38.4	$ 44.0	$ 33.8	$ 31.1	$ 22.1	$ 20.1	$ 22.1
Net Working Capital	$ 120.4	$ 110.7	$ 120.6	$ 111.7	$ 147.9	$ 145.4	$ 156.1	$ 149.2	$ 188.4	$ 189.7	$ 209.7	$ 199.0	$ 101.4	$ 106.2	$ 120.1

	March 2017	March 2016	March 2015	March 2014	June 2017	June 2016	June 2015	June 2014	September 2017	September 2016	September 2015	September 2014	December 2016	December 2015	December 2014
Days Sales Outstanding	51.1	50.0	49.8	50.0	49.7	49.1	48.7	48.8	51.2	51.9	53.0	50.5	52.5	50.3	61.0
Day Inventory on Hand	142.7	144.3	139.5	132.0	114.0	129.7	136.7	123.3	42.2	40.6	43.4	37.4	92.7	98.5	113.1
Days Payables Outstanding	53.5	62.6	42.2	44.4	54.0	62.5	49.3	48.0	19.2	21.1	16.5	15.5	27.8	26.0	33.3

Note: September 2017 working capital amounts include Triumph Learning acquired net working capital. DSO's, DIOH and DPO's have been calculated excluding the impact of Triumph Learning to ensure comparability.

Summary as of September 30, 2017

- Q3 Accounts receivable decreased due to the combination of lower volume and improved DSO's, which declined modestly to 51.2 days and were favorable to both PY and budget. The decrease was partially offset by $4.4 million of acquired A/R from Triumph Learning.
- Q3 Accounts payable decreased by $5.6 million, although acquired A/P from Triumph Learning was $2.3 million; DPO's declined by 2.1 days and were favorable compared to PY and budget; there were no material changes to vendor terms of payment practices and payables anticipated to track consistent with expectations.
- Q3 Inventory declined by $0.5 million despite $2.3 million of acquired inventory from Triumph Learning; Furniture inventory increased to support current open order position and recent favorable bookings trends, partially offset by lower billable projects inventory and Premier inventory; combination of Supplies, I&I and AV Tech inventory is down $3.5 million YOY due to a combination of the 1-week calendar shift and lower revenue; anticipate year-end inventory levels to be favorable to budget.
- Net working capital decreased by $1.3 million; adjusting for the acquired working capital of Triumph Learning, net working capital was down YOY by $3.9 million.

Balance Sheet Review - Debt

($'s in thousands)	As of 9/30/17	As of 9/24/16
Cash and cash equivalents	$ 8,167	$ 7,349
ABL Facility, maturing in 2022	53,392	50,637
Term Loan, maturing in 2022	122,625	122,226
Total 1st Lien Debt	176,017	172,863
Deferred Cash Payment Obligations	22,321	19,686
Total Debt	198,338	192,549
Net Debt (Total Debt - Cash and CE)	190,171	185,200
Equity Market Capitalization	118,000	100,000
Enterprise Value	$ 308,171	$ 285,200
GAAP Total Debt Reconciliation:		
Total Debt from above	$ 198,338	$ 192,549
Term Loan Original Issue Discount	-	(1,503)
Unamortized Term Loan Debt Issue Costs	(3,380)	(3,724)
GAAP Total Debt	$ 194,958	$ 187,322

2017 Third Quarter Comments

- Net debt increased by $5.0 million or 2.7%; increase related to $18.1 million paid for the acquisition of assets of Triumph Learning, $4.0 million of debt refinancing fees and $2.6 million related to higher vendor notes, offset by TTM positive FCF of $19.6 million (excluding cash paid for acquisition from FCF).
- Enterprise value increased by $23.0 million or 8.1%; higher market capitalization combined with increase in net debt position.
- ABL facility balance increased by $2.8 million, an $11.2 million ABL draw was associated with Q2 debt refinancing and a $4.1 million draw on the ABL was used to fund a portion of the Triumph Learning acquisition; Term Loan balance consistent with PY period (up $0.4 million).
  - Required principal payments on the new Term Loan totaling $1.4 million have been made in 2017.
  - Draw of $14.0 million was made against the Delayed Draw Term Loan basket to fund a portion of the Triumph Learning acquisition.
- Deferred cash payment obligations of $22.3 million; payable in December 2019.
  - Amount payable at maturity (Dec. 2019) expected to be approx. $27.2 million, representing principal plus accrued interest.

Refinancing in Q2 (April 7, 2017)

- The Company entered into a new Term Loan agreement with an aggregate principal amount of $140.0 million. The initial term loan draw at closing was $110 million. These proceeds, along with proceeds from a draw on the Company's ABL Facility, were used to repay the existing Term Loan, which had a remaining principal balance of $117.4 million plus accrued interest of $0.8 million. The new Term Loan provides for a delayed draw feature that allows the Company to draw up to an additional $30.0 million through April 7, 2019, subject to certain conditions.
- The Company also amended its ABL facility. The amendment provided a new lower pricing tier of LIBOR plus 125 basis points, a seasonal increase in the borrowing base of 5.0% of eligible A/R for the months of March through August, and the inclusion of certain additional inventory in the borrowing base.

Free Cash Flow Analysis

School Specialty

(amounts in thousands)	Nine Months Ended September 30, 2017	Nine Months Ended September 24, 2016
Adjusted EBITDA	$ 56,256	$ 56,697
Capex	(11,676)	(9,607)
Prod Dev	(2,283)	(1,949)
Unrealized FX (gain) loss	6	(1,005)
Proceeds from sales	-	9,805
Other	(3,250)	(2,784)
Change in WC	(85,085)	(83,517)
Unleveraged free CF	$ (46,032)	$ (32,360)
Cash Interest	(8,298)	(10,397)
Taxes	(4,321)	(4,425)
Leveraged free CF	$ (58,651)	$ (47,182)
Cash paid for acquisition	(18,114)	-
Total Cash Flow	(76,765)	(47,182)
GAAP CF		
Operating	(44,692)	(45,431)
Investing	(32,073)	(1,751)
	$ (76,765)	$ (47,182)

2017 Nine-Month Comparisons – Comments

- YTD Adjusted EBITDA of $56.3 million roughly in line with PY (down $0.4 million).
- Capex/PD investment increased YOY by $2.4 million as a result of investments in IT systems and infrastructure; FY17 full year estimate for Capex/PD investment remains at approximately $19.4 million.
- Other relates to restructuring-related costs included in SG&A and facility exit and other restructuring costs reported as a separate line item in the financial statements.
- Differences in the change in net working capital due primarily to: a) lower A/P balances and b) lower A/R and inventory balances. Anticipate year-end working capital levels, adjusted for Triumph Learning, to be consistent YOY.
- Changes in cash interest due to a combination of lower average outstanding debt balances and lower interest rates on Term Loan.
- Decline in Unleveraged free CF and Leveraged free CF attributable to: a) PY proceeds from sale of unconsolidated affiliate, b) working capital changes during the period, and c) higher Capex/PD investment for the comparable periods. Full-year impact of working capital changes expected to be consistent with PY.

Continued focus on improving FCF, while strategically investing in ROI-driven initiatives to grow the business and improve bottom-line performance.

FY17 Corporate Updates

- **Successfully Refinanced Debt**
  - Debt refinancing took place in April 2017; lowers cost of capital and provides capital capacity for strategic initiatives, including acquisitions. Key factor in lowering cash interest by approximately $1.0 million in Q3 and $2.1 million YTD. Triumph Learning acquisition funded entirely with debt.

- **Stock Split Complete**
  - Stock split completed and took effect on August 23, 2017.

- **Uplisting to a Major Exchange**
  - It remains our intention to seek an uplisting to a major exchange; *key requirement is continued increase in number of round-lot holders.* Our number of round-lot holders has continued to increase and we are in the process of confirming current count.

- **Acquisition Strategy and Update**
  - Completed the acquisition of Triumph Learning, LLC ("TL") in August 2017. Aggregate purchase price of $19.6 million, which includes approximately $1.5 million of contingent consideration and $1.1 million of excess net working capital.
  - TL is a publisher of state-specific test preparation and supplemental and intervention curriculum products, and adds meaningful depth to our Instruction & Intervention product line. In addition, TL has a vast array of content and other products that can be leveraged by our product development team and sales organization.
  - Approximately $25.0 million in annualized sales anticipated. Integration is on-track and expected to be completed by the end of Q1 2018. Expected to be accretive to earnings in 2018.
  - Accretive acquisitions, joint ventures and/or partnerships to drive growth and profitability, and enhance our overall customer value proposition will remain a key part of our strategy, as we look to leverage our scalable operating platform and extensive market reach.

FY17 Primary Business Focus Areas

School Specialty

- **Further the "21st Century Safe School" Value Proposition**
  - Providing the right training, the right equipment and the correct action plan to achieve a 21st Century learning environment that addresses the social, emotional and physical well-being of students.
  - Soft launch in 2H17; great reception to date from Principals, Superintendents, Educational Leaders, and the wider community.
  - A unique and differentiated value proposition, leveraging our expertise, broad assortment of products and services and subject-matter experts.

- **Drive Successful Execution of Our New "Team-Based Selling Model"**
  - Launched in Q4 of FY16; new alignment of goals/objectives, by geography, of territory managers, specialists and inside sales. Staffing of new model substantially complete.
  - Continue to see strength in larger accounts where strongest degree of collaboration has occurred. Key focus of 2018 is improving collaboration between field sales organization and inside sales, and aligning customer care with the team-sell model.

- **The Launch of SM²P**
  - New strategic process of collaboration and planning across Sales, Marketing, Merchandising, and Procurement. 2H 2017 roll-out to impact planning and execution for 2018.
  - ***Initial work has led to significant changes to pricing, catalog and e-commerce strategies that go into effect Q1 2018***.

- **Build Momentum with Process Excellence Initiatives Underway**
  - Process launched to certify Green Belts and Black Belts; Lean/Six Sigma projects underway across multiple areas of our business. *Currently, 4 Black Belts and 12 Green Belts in certification process managing live projects.*
  - ***These projects have contributed to a $3.1 million reduction in controllable SG&A YTD (see slide 7)*** and are anticipated to drive incremental savings over the next several years.

- **Continued Enhancements in our IT Systems and Technology Platform (SSI OneForce)**
  - Continued upgrades to our ERP and CRM systems; Product Information Management (PIM) initiatives driving better systems, functionality and data usage to support operations and sales-driven initiatives; ***Phase 1 of new e-commerce site launch in October 2017***.

Fiscal 2017 Guidance



Fiscal 2017 Guidance - Updated

Metric	FY16 Actual	FY2017 Revised Guidance (from Q2)	FY2017 Updated Guidance*
Revenue	$656.3	Revenue expected to be flat to up 2.1%.	Revenue now expected to be up approximately 1.0%. Core business flat with positive impact of TL acquisition.
GM (Excl. PD Amort.) %	37.7%	GM% (excl. PD amortization) anticipated to decline 110-140 bps based on mix and higher effective discounts.	Outlook favorable. YOY expected to be approximately a 30 bps decline.
GM %	36.6%	GM% anticipated to decline 60-90 bps; PD amortization expense expected to be $3.4M lower in 2017.	GM% currently expected to be consistent with PY based on mix and product level margins. The benefit of lower YOY PD amortization is not expected to be as significant due to TL acquisition.
SG&A (Excl. D&A)	$198.0	SG&A (excl. D&A) expected to decline approximately up 4.0%.	Expected to decline by approximately 1.0%.
D&A	$13.8	Expect modest $0.5M decline in depreciation & amortization.	Expected to be flat with PY.
SG&A	$211.8	Reported SG&A expected to be down approximately $4.2M.	Expected to be down approximately $2.0M.
SG&A %	32.3%	SG&A expected to decline to approx. 31% of revenue as operating leverage continues to improve.	SG&A expected to decline to approximately 32% of revenue.
Adjusted EBITDA	$51.1	Adjusted EBITDA expected to be in the range of $51M - $54M.	No change, but expect to be at the high end of range.
Leveraged FCF	$31.1	Forecast of approx. $20M before cash paid for acquisition; PY reflected sale of an unconsolidated affiliate (+$9.8M); FY17 operating and working capital improvements offset by higher CAPEX and assumed effective tax rate of 5.0%.	No change; excludes outlay for TL acquisition.

** Includes impact of TL, except as noted.*

Fiscal 2017 Outlook: Reconciliation to Non-GAAP

School Specialty

- The Company's Adjusted EBITDA and Leveraged Free cash flow outlook for FY17 are non-GAAP measures. Reconciliations of these non-GAAP measures to the nearest GAAP financial measures are presented in the following tables:

	Low End of Adjusted EBITDA Outlook	High End of Adjusted EBITDA Outlook
Operating income	$ 27.4	$ 29.9
Plus:		
Depreciation and amortization	17.8	17.8
Restructuring-related costs	3.5	4.0
Stock-based compensation expense	2.3	2.3
Adjusted EBITDA	$ 51.0	$ 54.0

	Leveraged Free Cash Flow Outlook
Cash provided by operations	$ 39.4
Cash used in investing	(19.4)
Leveraged Free cash flow	$ 20.0

Safe Harbor Statement

This presentation contains statements about School Specialty's future financial condition, results of operations, expectations, plans, or prospects, including the information under the headings "FY 2017 Corporate Updates", "FY17 Primary Business Focus Areas", and "Fiscal 2017 Guidance - Updated", that constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "projects," "should," "targets" and/or similar expressions. These forward-looking statements are based on School Specialty's current estimates and assumptions as of the date of the information presented and as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty's Report on Form 10-K for the fiscal year ended December 31, 2016, which factors are incorporated herein by reference. Any forward-looking statement in this presentation speaks only as of the date in which it is made. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Non-GAAP Financial Information

Non-GAAP Financial Information

This presentation includes references to Adjusted EBITDA, Leveraged/Unleveraged Free Cash Flow, Normalized SG&A, and Total Debt, each of which is a non-GAAP financial measure. Adjusted EBITDA represents net income adjusted for: provision for income taxes; restructuring costs; restructuring-related costs included in SG&A; gain on sale of unconsolidated affiliate; change in fair value of interest rate swap; loss on early extinguishment of debt; depreciation and amortization expense; amortization of development costs; net interest expense; and stock-based compensation. Unleveraged Free Cash Flow represents Adjusted EBITDA adjusted for: capital expenditures; product development expenditures; unrealized foreign exchange gains and losses; restructuring and other expenditures; and changes in working capital. Leveraged Free Cash Flow is Unleveraged Free Cash Flow adjusted for Cash Interest and Cash Taxes. Normalized SG&A represents GAAP SG&A, adjusted for: depreciation and amortization; stock-based compensation; foreign exchange gains/losses; SG&A for TL; and restructuring-related costs. Total Debt represents the cash repayment obligations associated with the Company's borrowings excluding unamortized debt issuance costs and term loan original issue discount.

The Company considers Adjusted EBITDA and Operating SG&A relevant supplemental measures of its financial performance and Leveraged and Unleveraged Free Cash Flow a relevant supplemental measure of liquidity. The Company believes these non-GAAP financial results provide useful supplemental information for investors regarding trends and performance of our ongoing operations and are useful for year-over-year comparisons of such results. We also use these non-GAAP financial measures in making operational and financial decisions and in establishing operational goals. The Company assesses its operating performance using both GAAP operating income and non-GAAP adjusted operating income in order to better isolate the impact of certain, material items that may not be comparable between periods. The Company believes that Leveraged/Unleveraged Free Cash Flow provides a meaningful measure of its ability to generate cash improvement liquidity. In addition, the Company believes it provides investors a useful basis for assessing the Company's ability to fund both its operating activities and reinvestments into the business, as well as service its debt, including debt repayments. The Company considers Total Debt a meaningful measure of the future cash obligations of the Company which is useful in assessing future liquidity needs.

In summary, we believe that providing these non-GAAP financial measures to investors, as a supplement to GAAP financial measures, helps investors to (i) evaluate our operating and financial performance and future prospects, (ii) compare financial results across accounting periods, (iii) better understand the long-term performance of our core business, and (iv) evaluate trends in our business, all consistent with how management evaluates such performance and trends.

Adjusted EBITDA does not represent, and should not be considered, an alternative to net income or operating income as determined by GAAP, and our calculation may not be comparable to similarly titled measures reported by other companies. Operating SG&A does not represent and should not be considered, an alternative to total SG&A as determined by GAAP, and our calculation may not be comparable to similarly titled measures reported by other companies. Leveraged/Unleveraged Free Cash Flow does not represent, and should not be considered, an alternative to cash flow from operations. Total Debt should not be considered an alternative to Total Debt as determined under GAAP.

A reconciliation of: (i) Adjusted EBITDA to GAAP net income (loss) for the three and nine-months ended September 30, 2017 and September 24, 2016; (ii) Leveraged/Unleveraged Free Cash Flow to Adjusted EBITDA for the nine-months ended September 30, 2017 and September 30, 2016; (iii) Operating SG&A to total SG&A for the three and nine-months ended September 30, 2017 and September 24, 2016; and, (iv) Total Debt to GAAP Total Debt as of September 30, 2017 and September 24, 2016 is included in this Fiscal Year 2017 third quarter financial results update dated November 8, 2017.

Investor Contacts:

Ryan Bohr
EVP & Chief Operating Officer
920-882-5868
Ryan.Bohr@schoolspecialty.com

Kevin Baehler
EVP & Chief Financial Officer
920-882-5882
Kevin.Baehler@schoolspecialty.com

Glenn Wiener
Investor Relations
212-786-6011
gwiener@GWCco.com